Exhibit 16.1

May 24, 2011

Mr. Gerry Goldberg, Chairman of Audit Committee
Keyuan Petrochemicals, Inc.
Qingshi Industrial Park
Ningbo Economic & Technological Development Zone
Ningbo, Zhejiang Province 315803
People's Republic of China

Dear Mr. Goldberg:

This is to confirm that the client-auditor relationship between Keyuan Petrochemicals Inc. (Commission file number 333-124837) and KPMG has ceased.

Very truly yours,

/s/ KPMG
Hong Kong, China

cc:	Mr. Michael Rosenberg, Member of Audit Committee
Mr. Dishen Shen, Member of Audit Committee
Mr. Chunfeng Tao, Chairman & Chief Executive Officer
Ms. Angela Li, Chief Financial Officer
Mr. James L. Kroeker, Chief Accountant, Securities and Exchange Commission

KPMG, a Hong Kong partnership and a member firm of the KPMG
network of independent member firms affiliated with KPMG
International Cooperative ("KPMG International"), a Swiss entity.